Exhibit 99.1

Orexigen Therapeutics Reports Business and Financial Results for the Third Quarter Ended September 30, 2016

SAN DIEGO, November 3, 2016 — Orexigen Therapeutics, Inc. (Nasdaq: OREX) today announced business and financial results for the third quarter ended September 30, 2016.

“In the third quarter, we completed the acquisition of U.S. rights to Contrave® and in August began marketing Contrave independently with our own field representatives,” said Mike Narachi, CEO of Orexigen. “In the U.S. and with our partnerships abroad, our mission is to help improve the health and lives of patients struggling to lose weight. We continue to expect our business to become profitable beginning in full year 2019 without the need for additional capital.”

“We are excited to be executing our commercial plans with our own sales and marketing team dedicated to Contrave,” said Dr. Thomas Cannell, Chief Operating Officer and President of Global Commercial Products. “In mid-October we introduced new promotional materials and educational resources for health care practitioners, and we are planning consumer-oriented marketing activities for the first half of 2017. Our focus over the next few months is to build on the momentum with our health care practitioner relationships and to ensure business continuity following the transition from the Takeda collaboration. We would then expect to see growth in prescription volumes of Contrave beginning next year as the full range of our commercial strategies take effect.”

Recent business highlights:

•	Orexigen’s Central and Eastern European (CEE) partner, Valeant Pharmaceuticals International, launched Mysimba in five countries. Valeant anticipates launching in six additional CEE countries by year end, and in Greece and Cyprus in the first quarter 2017.

•	Orexigen and Valeant expanded the CEE partnership to include South Africa.

•	Orexigen entered into a commercialization and distribution partnership for Canada with Valeant. Valeant expects to file the Canadian New Drug Application in the first quarter 2017.

•	Data from the Light Study cardiovascular outcomes trial are the subject of two oral presentations at the Obesity Week medical conference being held this week in New Orleans:

•	“Effect on body weight of naltrexone/bupropion in overweight and obese participants with cardiovascular risk factors in a large randomized double-blind study;” and

•	“Naltrexone/bupropion is well tolerated and had no effect on serious adverse events in participants receiving antidepressant medication, including SSRIs, in a large randomized double-blind study.”

Business and financial results for the three months ended September 30, 2016

According to IMS Health, 165,141 prescriptions of Contrave (naltrexone HCl/bupropion HCl extended-release tablets) were filled in the U.S. in the third quarter of 2016 and 550,524 prescriptions have been written for Contrave during the first nine months of 2016.

Accounting impact of the acquisition of U.S. rights to Contrave

The completion of the acquisition of U.S. rights to Contrave in August resulted in several accounting transactions as well as a change in revenue recognition methodology for recording sales of Contrave. These impacted the Company’s financial statements for the third quarter of 2016.

•	The termination of Orexigen’s collaboration agreement with Takeda Pharmaceuticals resulted in the elimination of previously recorded deferred revenue, resulting in a one-time, non-cash gain of $80.2 million. That deferred revenue included upfront and launch milestone payments received in prior years from Takeda, which were being amortized into revenue over the estimated life of the Takeda collaboration. However, as a result of the completion of the acquisition of U.S. rights to Contrave, the remaining balance was recorded as a non-cash gain in operating expense in the third quarter of 2016.

•	In August, Orexigen began recording U.S. net sales of Contrave for the first time. Orexigen has determined that the Company will recognize U.S. sales at the point product is sold by its wholesalers to pharmacies, which is a different revenue recognition methodology than had been used by Takeda which recognized revenue at the point product was sold to wholesalers. This difference in revenue recognition methodology had the effect of reducing Contrave sales recognized as revenue in the third quarter, as compared to product sales revenue that would have been recognized under the Takeda methodology. Orexigen estimates the impact of this different methodology to be equal to the value of approximately two weeks of sales of Contrave.

Overview of third quarter financial results

For the third quarter of 2016, Orexigen reported revenue of $7.0 million, compared to $10.0 million for the third quarter of 2015 which included $5.2 million associated with an anniversary milestone payment earned from Takeda. In the third quarter of 2016, Orexigen recorded $5.3 million of U.S. net sales of Contrave for the months of August and September, following its acquisition of the rights to sell Contrave. In addition, Orexigen recorded $0.9 million in royalties earned on U.S. net sales of Contrave generated by Takeda prior to the completion of the acquisition of Contrave by Orexigen. Third quarter 2016 revenue also included $0.9 million in collaborative agreement income consisting of the remaining collaborative agreement revenue from our former partnership with Takeda as well as amortized upfront payments from ongoing partnerships outside of the U.S.

Orexigen reported cost of product sales of $1.9 million in the third quarter of 2016.

Third quarter 2016 total operating expenses were a credit of $37.5 million, driven by the $80.2 million non-cash settlement gain resulting from the elimination of previously-recorded pre-existing deferred revenue. Excluding this non-cash gain and other business combination accounting adjustments, operating expenses would have been $40.4 million, compared to $20.9 million in the third quarter last year. That increase was driven primarily by SG&A expenses associated with the hiring and build out of the commercial organization and the launch of Contrave by Orexigen’s own sales and marketing team. A reconciliation of third quarter 2016 GAAP to non-GAAP operating expense is presented at the end of this press release.

For the three months ended September 30, 2016, Orexigen reported net income of $47.7 million, or $3.27 per basic share, as compared to a net loss of $11.1 million, or $0.86 per basic share, for the third quarter of 2015. Excluding the elimination of deferred revenue and other business combination accounting adjustments associated with the completed acquisition of U.S. rights to Contrave, Orexigen would have incurred a net loss of $30.2 million for the three months ended September 30, 2016. A reconciliation from reported GAAP net income to non-GAAP net loss is provided at the end of this press release.

As of September 30, 2016, Orexigen had $241.0 million in cash, restricted cash and investments, and short term investments.

Non-GAAP Financial Measures

This press release includes information relating to non-GAAP operating expense and non-GAAP net loss, each of which the Securities and Exchange Commission has defined as a “non-GAAP financial measure.” Non-GAAP operating expense and non-GAAP net loss have been included in this press release because they disregard certain one-time non-recurring accounting charges and therefore aid Orexigen management and its board of directors in understanding and comparing the financial performance for the quarter to core operating performance and trends, and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Non-GAAP operating expense and non-GAAP net loss have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Oreixgen’s financial results as reported under GAAP. For example, non-GAAP operating expenses and non-GAAP net loss do not take into account certain non-recurring non-cash charges associated with the acquisition of the rights to Contrave from Takeda.

Because of these limitations, you should consider non-GAAP operating expenses and non-GAAP net loss alongside other financial performance measures, including GAAP operating expenses and GAAP net income. For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP measures, see the non-GAAP reconciliations included below in this press release.

Conference Call Today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)

The Orexigen management team will host a teleconference and webcast to discuss the third quarter 2016 financial results. The live call may be accessed by phone by calling (888) 771-4371 (domestic) or (847) 585-4405 (international), participant code 43651699.

About Contrave and Mysimba

Contrave, approved by the United States Food and Drug Administration in September 2014, is indicated for use as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, type 2 diabetes mellitus or dyslipidemia). In Europe, the medicine was approved in March 2015 with the brand name Mysimba.

The exact neurochemical effects of Contrave leading to weight loss are not fully understood. Contrave has two components: naltrexone, an opioid antagonist, and bupropion, a relatively weak inhibitor of the neuronal reuptake of dopamine and norepinephrine. Nonclinical studies suggest that naltrexone and bupropion have effects on two separate areas of the brain involved in the regulation of food intake: the hypothalamus (appetite regulatory center) and the mesolimbic dopamine circuit (reward system).

Four 56-week multicenter, double-blind, placebo-controlled Phase 3 clinical trials were conducted to evaluate the effect of Contrave in conjunction with lifestyle modification in 4,536 subjects randomized to Contrave or placebo. In these studies, the most common adverse reactions (≥5 percent) seen in patients taking Contrave included nausea, constipation, headache, vomiting, dizziness, insomnia, dry mouth, and diarrhea.

The clinical trial program also includes a double-blind, placebo-controlled cardiovascular outcomes trial known as the Light Study. The primary objective of this study was to evaluate the occurrence of major adverse cardiovascular events (MACE) in overweight and obese adults with cardiovascular risk factors receiving Contrave. A second study, designed to address post-approval requirements in both Europe and the United States, is planned in order to further evaluate cardiovascular outcomes.

Further information can be found at http://www.orexigen.com/.

Important Safety Information for CONTRAVE and MYSIMBA

(naltrexone HCl and bupropion HCl) 8 mg/90 mg extended-release tablets

WARNING: SUICIDAL THOUGHTS AND BEHAVIORS; AND NEUROPSYCHIATRIC REACTIONS

Suicidality and Antidepressant Drugs

Not approved for use in the treatment of major depressive disorder or other psychiatric disorders. Contains bupropion, the same active ingredient as some other antidepressant medications (including, but not limited to, WELLBUTRIN, WELLBUTRIN SR, WELLBUTRIN XL, and APLENZIN). Antidepressants increased the risk of suicidal thoughts and behavior in children, adolescents, and young adults in short-term trials. These trials did not show an increase in the risk of suicidal thoughts and behavior with antidepressant use in subjects over age 24; there was a reduction in risk with antidepressant use in subjects aged 65 and older. In patients of all ages, monitor closely for worsening, and for the emergence of suicidal thoughts and behaviors. Advise families and caregivers of the need for close observation and communication with the prescriber. Not approved for use in pediatric patients.

Neuropsychiatric Reactions in Patients Taking Bupropion for Smoking Cessation

Serious neuropsychiatric reactions have occurred in patients taking bupropion for smoking cessation. The majority of these reactions occurred during bupropion treatment, but some occurred in the context of discontinuing treatment. In many cases, a causal relationship to bupropion treatment is not certain, because depressed mood may be a symptom of nicotine withdrawal. However, some of the cases occurred in patients taking bupropion who continued to smoke. Although not approved for smoking cessation, observe all patients for neuropsychiatric reactions. Instruct the patient to contact a healthcare provider if such reactions occur.

Contraindications

Contraindicated in: uncontrolled hypertension; seizure disorder or a history of seizures; use of other bupropion-containing products; bulimia or anorexia nervosa, which increase the risk for seizure; chronic opioid or opiate agonist (e.g., methadone) or partial agonists (e.g., buprenorphine) use, or acute opiate withdrawal; patients undergoing an abrupt discontinuation of alcohol, benzodiazepines, barbiturates, and antiepileptic drugs; use during/within 14 days following treatment with monoamine oxidase inhibitors (MAOIs)—there is an increased risk of hypertensive reactions when used concomitantly with MAOIs and use with reversible MAOIs such as linezolid or intravenous methylene blue is also contraindicated; known allergy to any component, anaphylactoid/anaphylactic reactions and Stevens-Johnson syndrome have been reported; pregnancy.

WARNINGS AND PRECAUTIONS

Suicidal Behavior and Ideation

All patients being treated with antidepressants for any indication should be monitored appropriately and observed closely for clinical worsening, suicidality, and unusual changes in behavior, especially during the initial few months of a course of drug therapy, or at times of dose changes, either increases or decreases. This warning applies because one component, bupropion, is a member of an antidepressant class.

Consideration should be given to changing the therapeutic regimen, including possibly discontinuing the medication, in patients whose depression is persistently worse, or who are experiencing emergent suicidality or symptoms that might be precursors to worsening depression or suicidality, especially if these symptoms are severe, abrupt in onset, or were not part of the patient’s presenting symptoms.

Families and caregivers of patients being treated with antidepressants for major depressive disorder or other indications, both psychiatric and nonpsychiatric, should be alerted about the need to monitor patients for the emergence of anxiety, agitation, irritability, unusual changes in behavior, and other symptoms, as well as the emergence of suicidality, and to report such symptoms immediately to healthcare providers. Such monitoring should include daily observation by families and caregivers. Prescriptions should be written for the smallest quantity of tablets consistent with good patient management, in order to reduce the risk of overdose.

Neuropsychiatric Symptoms and Suicide Risk in Smoking Cessation Treatment

Not approved for smoking cessation treatment, but serious neuropsychiatric symptoms have been reported in patients taking bupropion for smoking cessation. These have included changes in mood (including depression and mania), psychosis, hallucinations, paranoia, delusions, homicidal ideation, hostility, agitation, aggression, anxiety, and panic, as well as suicidal ideation, suicide attempt, and completed suicide. Observe patients for the occurrence of neuropsychiatric reactions. Instruct patients to contact a healthcare professional if such reactions occur.

Seizures

Can cause seizures. The risk of seizure is dose-related. Discontinue treatment and do not restart in patients who experience a seizure. Caution should be used when prescribing to patients with predisposing factors that may increase the risk of seizure, including: history of head trauma or prior seizure, severe stroke, arteriovenous malformation, central nervous system tumor or infection, or metabolic disorders (e.g., hypoglycemia, hyponatremia, severe hepatic impairment, and hypoxia); excessive use of alcohol or sedatives, addiction to cocaine or stimulants, or withdrawal from sedatives; patients with diabetes treated with insulin and/or oral diabetic medications (sulfonylureas and meglitinides) that may cause hypoglycemia; concomitant administration of medications that may lower the seizure threshold, including other bupropion products, antipsychotics, tricyclic antidepressants, theophylline, systemic steroids.

Clinical experience with bupropion suggests that the risk of seizure may be minimized by adhering to the recommended dosing recommendations, in particular: the total daily dose does not exceed 360 mg of the bupropion component (i.e., four tablets per day); the daily dose is administered in divided doses (twice daily); the dose is escalated gradually; no more than two tablets are taken at one time; coadministration with high-fat meals is avoided; if a dose is missed, a patient should wait until the next scheduled dose to resume the regular dosing schedule.

Patients Receiving Opioid Analgesics

Vulnerability to Opioid Overdose: Should not be administered to patients receiving chronic opioids, due to the naltrexone component, which is an opioid receptor antagonist. If chronic opiate therapy is required, treatment should be stopped. In patients requiring intermittent opiate treatment, therapy should be temporarily discontinued and lower doses of opioids may be needed. Patients should be alerted that they may be more sensitive to opioids, even at lower doses, after treatment is discontinued. An attempt by a patient to overcome any naltrexone opioid blockade by administering large amounts of exogenous opioids is especially dangerous and may lead to a fatal overdose or life-threatening opioid intoxication (e.g., respiratory arrest, circulatory collapse). Patients should be told of the serious consequences of trying to overcome the opioid blockade.

Precipitated Opioid Withdrawal: An opioid-free interval of a minimum of 7 to 10 days is recommended for patients previously dependent on short-acting opioids, and those patients transitioning from buprenorphine or methadone may need as long as two weeks. Patients should be made aware of the risks associated with precipitated withdrawal and encouraged to give an accurate account of last opioid use.

Increase in Blood Pressure (BP) and Heart Rate (HR)

Can cause an increase in systolic BP, diastolic BP, and/or resting HR. These events were observed in both patients with and without evidence of preexisting hypertension. In clinical practice with other bupropion-containing products, hypertension, in some cases severe and requiring acute treatment, has been reported. Blood pressure and pulse should be measured prior to starting therapy with CONTRAVE and should be monitored at regular intervals consistent with usual clinical practice, particularly among patients with cardiac or cerebrovascular disease and/or with controlled hypertension prior to treatment.

Allergic Reactions

Anaphylactoid/anaphylactic reactions and symptoms suggestive of delayed hypersensitivity have been reported with bupropion, as well as rare spontaneous reports of erythema multiforme, Stevens-Johnson syndrome, and anaphylactic shock. Instruct patients to discontinue and consult a healthcare provider if they develop an allergic or anaphylactoid/anaphylactic reaction (e.g., skin rash, pruritus, hives, chest pain, edema, or shortness of breath) during this treatment.

Hepatotoxicity

Cases of hepatitis, clinically significant liver dysfunction, and transient asymptomatic hepatic transaminase elevations have been observed with naltrexone exposure.

Patients should be warned of the risk of hepatic injury and advised to seek medical attention if they experience symptoms of acute hepatitis. Discontinue in the event of symptoms/signs of acute hepatitis.

Activation of Mania

Bupropion is a drug used for the treatment of depression. Antidepressant treatment can precipitate a manic, mixed, or hypomanic episode. The risk appears to be increased in patients with bipolar disorder or who have risk factors for bipolar disorder. Prior to initiating therapy, screen patients for history of bipolar disorder and the presence of risk factors for bipolar disorder (e.g., family history of bipolar disorder, suicide, or depression). Not approved for use in treating bipolar depression.

Angle-Closure Glaucoma

The pupillary dilation that occurs following use of many antidepressant drugs, including bupropion, may trigger an angle-closure attack in a patient with anatomically narrow angles who does not have a patent iridectomy.

Hypoglycemia with Use of Antidiabetic Medications

Weight loss may increase the risk of hypoglycemia in patients with type 2 diabetes mellitus treated with insulin and/or insulin secretagogues (e.g., sulfonylureas). Measurement of blood glucose levels prior to starting therapy and during treatment is recommended in patients with type 2 diabetes. Decreases in medication doses for antidiabetic medications which are non-glucose-dependent should be considered to mitigate the risk of hypoglycemia.

Adverse Reactions

Most common adverse reactions (>5%) include: nausea (32.5%), constipation (19.2%), headache (17.6%), vomiting (10.7%), dizziness (9.9%), insomnia (9.2%), dry mouth (8.1%), and diarrhea (7.1%).

Drug Interactions

Increased risk of hypertensive reactions can occur when used concomitantly with MAOIs. Use caution and consider dose reduction of drugs metabolized by CYP2D6. Avoid concomitant use with CYP2B6 inducers. Reduce dose when taken with CYP2B6 inhibitors. Dose with caution when used with drugs that lower seizure threshold. Use caution and monitor for CNS toxicity when using concomitantly with dopaminergic drugs (levodopa and amantadine). Can cause false positive urine test results for amphetamines.

Indication and Usage for Contrave in the United States

CONTRAVE is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of:

30 kg/m2 or greater (obese) or

27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbidity (e.g., hypertension, type 2 diabetes mellitus, or dyslipidemia)

Limitations of Use

The effect of CONTRAVE on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of CONTRAVE in combination with other products intended for weight loss, including prescription drugs, over-the-counter drugs, and herbal preparations, have not been established.

Please see accompanying full Prescribing Information and Medication Guide for CONTRAVE.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit http://www.accessdata.fda.gov, or call 1-800-FDA-1088.

Indication and Usage of MYSIMBA in the European Union

MYSIMBA is indicated, as an adjunct to a reduced-calorie diet and increased physical activity, for the management of weight in adult patients (≥18 years) with an initial Body Mass Index (BMI) of

•	≥ 30 kg/m2 (obese), or

•	≥ 27 kg/m2 to < 30 kg/m2 (overweight) in the presence of one or more weight-related co-morbidities (e.g., type 2 diabetes, dyslipidaemia, or controlled hypertension)

Treatment with MYSIMBA should be discontinued after 16 weeks if patients have not lost at least 5% of their initial body weight.

Please see Summary of Product Characteristics and more information about MYSIMBA for EU patients available at: http://www.ema.europa.eu/ema/index.jsp?curl=pages/medicines/human/medicines/003687/human_med_001845.jsp&mid=WC0b01ac058001d124

Mysimba™ and Contrave ® are trademarks of Orexigen Therapeutics, Inc. registered with the U.S. Patent and Trademark Office.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. Orexigen developed Contrave® (naltrexone HCl and bupropion HCl extended release), which is approved in the United States and is being commercialized there by the company’s U.S. partner, Takeda Pharmaceuticals. In Europe the drug has been approved under the brand name Mysimba™ (naltrexone HCl/ bupropion HCl prolonged release). Orexigen’s strategy for Contrave/Mysimba is to pursue marketing authorizations worldwide and pharmaceutical partnerships for global commercialization. Further information about the Company can be found at http://www.orexigen.com/.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed,” “would,” “may” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the potential success of marketing and commercialization of Contrave/Mysimba in the United States and elsewhere; the potential for the Company to be profitable beginning in full year 2019 without the need for additional capital; the potential for and timing of commercialization of Mysimba in certain additional Eastern European countries by the Company’s distribution partner; the potential to enter into additional partnerships; the Company’s planned consumer-oriented marketing activities for the first half of 2017 and ability to build momentum with its HCP relationships and to stabilize Contrave market share; the Company’s ability to see growth in prescription volumes beginning next year; and Valeant’s anticipated market launches and regulatory filings. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the potential that the marketing and commercialization of Contrave and Mysimba will not be successful; the ability to obtain partnerships and marketing authorizations globally; competition in the global obesity market, particularly from existing therapies; additional analysis of the interim results or the final data from the terminated Light Study, including safety-related data, and the additional CVOT may produce negative or inconclusive results, or may be inconsistent with the conclusion that the interim analysis was successful; our ability to retain ownership of Contrave and Mysimba and create value in certain markets outside of the United States; our ability to obtain and maintain global intellectual property protection for Contrave and Mysimba; the potential that the interim analysis of the Light Study may not be predictive of future results in the Light Study or other clinical trials; legal or regulatory proceedings against Orexigen, as well as potential reputational harm, as a result of misleading public claims about Orexigen; the therapeutic and commercial value of Contrave and Mysimba; our ability to successfully acquire, develop and market additional product candidates or approved products; our ability to maintain sufficient capital to fund our operations for the foreseeable future; estimates of the capacity of manufacturing and other facilities to support Contrave; the Company’s ability to vigorously enforce the CONTRAVE intellectual property rights; the potential for a Delaware court to determine that one or more of the patents are not valid or that Actavis’ proposed generic product is not infringing each of the patents at issue; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Annual Report on Form 10-K we filed with the Securities and Exchange Commission on or about August 5, 2016 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: Orexigen Therapeutics, Inc.

Orexigen Contact:

McDavid Stilwell VP, Corporate Communications and Business Development

(858) 875-8629

Media Contact:

Julie Normart, BrewLife

(415) 946-1087

Orexigen Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and par value amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$74,427	$155,422
Accounts receivable	2,098	6,828
Investment securities, available-for-sale	1,495	58,589
Restricted cash and investments	165,082	—
Inventory	23,999	10,802
Prepaid expenses and other current assets	6,080	2,254

Total current assets	273,181	233,895
Property and equipment, net	1,260	1,284
Intangible assets	78,032	—
Other long-term assets	3,152	1,013
Restricted cash	188	138

Total assets	$355,813	$236,330

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,970	$6,485
Accrued clinical trial expenses	8,518	5,820
Accrued expenses	29,229	10,323
Contingent consideration	13,500	—
Deferred revenue, current portion	2,256	9,613

Total current liabilities	65,473	32,241
Long-term contingent consideration	6,300	—
Long-term convertible debt	91,319	87,870
Long-term convertible debt, at fair value	109,600	—
Deferred revenue, less current portion	6,361	82,691
Other long-term liabilities	—	150
Commitments and contingencies
Series Z preferred stock, $.001 par value, 219,994 and no shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	3,343	—
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at September 30, 2016 and December 31, 2015; 219,994 and no shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	—	—
Common stock, $.001 par value, 300,000,000 shares authorized at September 30, 2016 and December 31, 2015; 14,586,771 and 14,554,592 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	15	15
Additional paid-in capital	695,759	653,835
Accumulated other comprehensive income (loss)	(1,755)	215
Accumulated deficit	(620,602)	(620,687)

Total stockholders’ equity	73,417	33,378

Total liabilities and stockholders’ equity	$355,813	$236,330

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Collaborative agreement	$895	$7,411	$5,689	$11,525
Royalties	866	2,563	5,961	8,002
Net product sales	5,241	—	8,176	—

Total revenues	7,002	9,974	19,826	19,527
Cost of product sales	1,940	—	3,724	—
Operating (income) expenses:
Research and development	5,254	8,817	31,304	35,166
Selling, general and administrative	35,103	12,103	76,645	31,502
Pre-existing settlement gain	(80,229)	—	(80,229)	—
Amortization expense of intangible assets	1,408	—	1,408	—
Change in fair value of contingent consideration	1,000	—	1,000	—

Total operating (income) expenses	(37,464)	20,920	30,128	66,668

Income (Loss) from operations	42,526	(10,946)	(14,026)	(47,141)
Other income (expense):
Interest income	239	65	525	195
Interest expense	(1,988)	(1,872)	(5,878)	(5,544)
Change in fair value of financial instruments	6,100	—	17,700	—
Foreign currency gain (loss), net	786	1,612	1,764	1,612

Total other income (expense)	5,137	(195)	14,111	(3,737)

Net income (loss) - basic	$47,663	$(11,141)	$85	$(50,878)

Net income (loss) - diluted	$40,963	$(11,141)	$85	$(50,878)

Basic net income (loss) per share	$3.27	$(0.86)	$0.01	$(4.03)

Diluted net income (loss) per share	$1.12	$(0.86)	$0.01	$(4.03)

Basic shares used in computing net income (loss) per share	14,587	12,975	14,570	12,630

Diluted shares used in computing net income (loss) per share	36,615	12,975	14,570	12,630

Orexigen Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,
	2016	2015
GAAP Operating (income) expenses	$(37,464)	$20,920
Adjustments:
Pre-existing settlement gain	80,229	—
Amortization expense of intangible assets	(1,408)	—
Change in fair value of contingent consideration	(1,000)	—

Adjusted Non-GAAP Operating expenses	$40,357	$20,920

	Three Months Ended September 30,
	2016	2015
GAAP Net income (loss) - basic	$47,663	$(11,141)
Adjustments:
Pre-existing settlement gain	(80,229)	—
Amortization expense of intangible assets	1,408	—
Change in fair value of contingent consideration	1,000	—

Adjusted Non-GAAP Net income (loss) - basic	$(30,158)	$(11,141)